Exhibit 99.1

Laboratory Corporation of America® Holdings
358 South Main Street
Burlington, NC 27215
Telephone:  (336) 584-5171
www.labcorp.com

FOR IMMEDIATE RELEASE
Contact:   Stephen Anderson - 336-436-5274
  Investor@labcorp.com

LABORATORY CORPORATION OF AMERICA® HOLDINGS
ANNOUNCES 2010 THIRD QUARTER RESULTS

Company Highlights
Revenue Growth of 7.7% and
Adjusted EPS Growth of 20.5%

Burlington, NC, October 21, 2010 — Laboratory Corporation of America® Holdings (LabCorp®) (NYSE: LH) today announced results for the quarter ended September 30, 2010.

Third Quarter Results
Net earnings were $140.0 million compared to $131.4 million in the third quarter of 2009. Earnings per diluted share (EPS) were $1.34 compared to $1.21 in 2009. Earnings per diluted share, excluding restructuring and other special charges recorded in the third quarter of 2010 and 2009 (Adjusted EPS) were $1.47 and $1.22, respectively.

Operating income for the third quarter was $235.3 million compared to $234.9 million in the third of 2009.   Operating income, excluding restructuring and other special charges recorded in the third quarter of 2010 and 2009 (Adjusted Operating Income) was $250.1 million and $237.6 million, or 19.6% and 20.0% of sales, respectively.

Revenues for the quarter were $1,276.5 million, an increase of 7.7%.  Testing volume, measured by requisitions, increased 1.9% and revenue per requisition increased 5.7%.

-more-

•	The continuing impact of previously discussed lost contracts during 2009 reduced volume by 1.4% in the quarter. Excluding the impact from these lost contracts, volume increased 3.3% in the quarter.

•
The growth in revenue per requisition is attributable to test mix shift and increases in tests per requisition.  The revenue per requisition growth was also impacted by lost contracts and the recognition of deferred revenue resulting from an amendment to a customer contract, which together improved revenue per requisition by 2.5%.  Excluding the impact from these items, revenue per requisition increased 3.2% in the quarter.

Operating cash flow for the quarter was $176.2 million, which is net of $0.2 million in transition payments to UnitedHealthcare.  The balance of cash at the end of the quarter was $96.9 million, and there was $65.0 million outstanding under the Company’s $500.0 million revolving credit facility.  During the quarter, the Company repurchased approximately $115.8 million of stock, representing approximately 1.5 million shares.  As of September 30, 2010, approximately $234.2 million of repurchase authorization remained under the Company’s approved share repurchase plan.

The Company recorded restructuring and other special charges of $21.8 million during the third quarter of 2010, comprised of $10.9 million in professional fees and expenses associated with recent acquisitions; $7.0 million in bridge financing fees associated with the signing of an asset purchase agreement for Genzyme Genetics; and $3.9 million in severance-related liabilities associated with workforce reduction initiatives.

Year To Date Results
Net earnings were $426.4 million in the first nine months of 2010 compared to $400.6 million in the first nine months of 2009. Earnings per diluted share (EPS) were $4.05 compared to $3.67 in 2009. Adjusted EPS were $4.23 compared to $3.74 in 2009.

Operating income was $740.0 million compared to $720.1 million in the first nine months of 2009.  Adjusted Operating Income was $764.2 million, or 20.6% of sales, compared to $733.0 million, or 20.8% of sales, in the first nine months of 2009.

Revenues were $3,708.5 million, an increase of 5.1% compared to the same period in 2009. Compared to the first nine months of 2009, testing volume, measured by accessions, decreased 1.0%, and revenue per accession increased 6.1%.  The continuing impact of the previously discussed lost contracts reduced volume by 1.9% in the first nine months of 2010.  Excluding the impact from these lost contracts and a 0.4% negative impact from weather in the first quarter, volume increased 1.3% in the first nine months of 2010.

Operating cash flow for the first nine months was $624.4 million, net of $16.8 million in transition payments to UnitedHealthcare.

"We continue to execute our strategic priorities, generating solid growth in volume, revenue and profit,” said David P. King, Chairman and Chief Executive Officer.  “While we expect continued economic uncertainty in the coming year, we remain excited about our future growth opportunities and confident in the effectiveness of the strategies we are employing to capitalize on them.”

Outlook for 2010
The Company is updating its 2010 guidance, expecting revenue growth of approximately 5.0%; Adjusted EPS in the range of $5.52 to $5.57, excluding the impact of any share repurchase activity after September 30, 2010, compared to prior guidance of $5.40 to $5.55; operating cash flow of approximately $870 million, excluding transition payments to UnitedHealthcare; and capital expenditures of approximately $135 million.  This updated guidance does not include any impact from the Genzyme Genetics acquisition.

Use of Adjusted Measures
The Company has provided in this press release “adjusted” financial information that has not been prepared in accordance with GAAP. The Company believes these adjusted measures are useful to investors, as a supplement to, but not as a substitute for, GAAP measures, in evaluating the Company’s operational performance, and that the use of these non-GAAP financial measures provides an additional tool for investors to use in evaluating operating results and trends, and in comparing the Company’s financial results with other companies. Reconciliations of these non-GAAP measures to the most comparable GAAP measures are included in the tables accompanying this press release.

The Company today is filing an 8-K that will include additional information on its business and operations.  This information will also be available on the Company's Web site. Analysts and investors are directed to this 8-K and the Web site to review this supplemental information.

A conference call discussing LabCorp's quarterly results will be held today at 9:00 a.m. Eastern Time and is available by dialing 800-320-2978 (617-614-4923 for international callers).  The access code is 66793999.  A telephone replay of the call will be available through October 28, 2010 and can be heard by dialing 888-286-8010 (617-801-6888 for international callers). The access code for the replay is 96888139.  A live online broadcast of LabCorp’s quarterly conference call on October 21, 2010 will be available at http://www.labcorp.com/ or at http://www.streetevents.com/ beginning at 9:00 a.m. Eastern Time. This webcast will be archived and accessible continuing through November 21, 2010.

About LabCorp®
Laboratory Corporation of America® Holdings, an S&P 500 company, is a pioneer in commercializing new diagnostic technologies and the first in its industry to embrace genomic testing.  With annual revenues of $4.7 billion in 2009, over 28,000 employees worldwide, and more than 220,000 clients, LabCorp offers clinical assays ranging from routine blood analyses to HIV and genomic testing. LabCorp combines its expertise in innovative clinical testing technology with its Centers of Excellence: The Center for Molecular Biology and Pathology, National Genetics Institute, ViroMed Laboratories, Inc., The Center for Esoteric Testing, Litholink Corporation, DIANON Systems, Inc., US LABS, Monogram Biosciences, Inc. and Esoterix, Inc. and its Colorado Coagulation, Endocrine Sciences, and Cytometry Associates laboratories. LabCorp conducts clinical trials testing through its Esoterix Clinical Trials Services division. LabCorp clients include physicians, government agencies, managed care organizations, hospitals, clinical labs, and pharmaceutical companies. To learn more about our organization, visit our Web site at: www.labcorp.com.

This press release contains forward-looking statements. Each of the forward-looking statements is subject to change based on various important factors, including without limitation, competitive actions in the marketplace and adverse actions of governmental and other third-party payors.  Actual results could differ materially from those suggested by these forward-looking statements. Further information on potential factors that could affect LabCorp’s financial results is included in the Company’s Form 10-K for the year ended December 31, 2009, and subsequent SEC filings.
.

- End of Text -
- Table to Follow -

LABORATORY CORPORATION OF AMERICA HOLDINGS
Consolidated Statements of Operations
(in millions, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009

Net sales	$1,276.5	$1,185.1	$3,708.5	$3,529.7
Cost of sales	748.8	687.0	2,140.3	2,034.8
Selling, general and administrative	270.5	247.3	761.9	718.4
Amortization of intangibles and other assets	18.0	15.9	53.1	46.2
Restructuring and other special charges	3.9	-	13.2	10.2

Operating income	235.3	234.9	740.0	720.1

Other income (expense)	(1.6)	(1.3)	(3.0)	(2.5)
Investment income	0.3	0.3	0.8	1.1
Interest expense	(21.6)	(15.0)	(50.7)	(48.2)
Income from joint venture partnerships	4.2	4.2	12.6	10.9
Earnings before income taxes	216.6	223.1	699.7	681.4
Provision for income taxes	73.5	88.5	263.2	271.6
Net earnings	143.1	134.6	436.5	409.8
Less net earnings attributable to noncontrolling interest	(3.1)	(3.2)	(10.1)	(9.2)
Net earnings attributable to Laboratory Corporation of America Holdings	$140.0	$131.4	$426.4	$400.6

Adjusted Operating Income
Operating Income	$235.3	$234.9	$740.0	$720.1
Restructuring and other special charges	14.8	2.7	24.2	12.9
Adjusted operating income	$250.1	$237.6	$764.2	$733.0

Adjusted EPS
Diluted earnings per common share	$1.34	$1.21	$4.05	$3.67
Impact of restructuring and other special charges	0.13	0.01	0.18	0.07
Adjusted EPS	$1.47	$1.22	$4.23	$3.74

Weighted average shares outstanding	104.1	108.8	105.4	109.1

LABORATORY CORPORATION OF AMERICA HOLDINGS
Consolidated Balance Sheets
(in millions, except per share data)

	September 30,	December 31,
	2010	2009

Cash and short term investments	$96.9	$148.5
Accounts receivable, net	631.0	574.2
Property, plant and equipment	504.6	500.8
Intangible assets and goodwill, net	3,416.9	3,239.3
Investments in joint venture partnerships	79.9	71.4
Other assets	318.3	325.3
	$5,047.6	$4,859.5

Zero-coupon subordinated notes	$291.6	$292.2
5 1/2% senior notes due 2013	351.0	351.3
5 5/8% senior notes due 2015	250.0	250.0
Term loan and credit facility	452.5	500.0
Other liabilities	1,268.7	1,217.5
Noncontrolling interest	163.6	142.4
Shareholders' equity	2,270.2	2,106.1
	$5,047.6	$4,859.5

Consolidated Statement of Cash Flow Data
(in millions, except per share data)

	For the Nine Months Ended
	September 30,	September 30,
	2010	2009

Net cash provided by operating activities	$624.4	$637.7
Net cash used for investing activities	(322.5)	(249.8)
Net cash used for financing activities	(353.6)	(482.1)
Effect of exchange rates on cash	0.1	1.3
Net (decrease) increase in cash	(51.6)	(92.9)
Cash at beginning of period	148.5	219.7
Cash at end of period	$96.9	$126.8

Free Cash Flow:
Net cash provided by operating activities	$624.4	$637.7
Less: Capital expenditures	(93.3)	(77.1)
Free cash flow	$531.1	$560.6

Notes to Financial Tables

1)
During the third quarter of 2010, the Company recorded restructuring and other special charges of $21.8 million, consisting of $10.9 million in professional fees and expenses associated with recent acquisitions; $7.0 million in bridge financing fees associated with the signing of an asset purchase agreement for Genzyme Genetics; and $3.9 million in severance related liabilities associated with workforce reduction initiatives.  The after tax impact of these charges decreased net earnings for the three months ended September 30, 2010, by $13.4 million and diluted earnings per share by $0.13 ($13.4 million divided by 104.1 million shares).

During the first quarter of 2010, the Company recorded net charges of $9.3 million relating to severance payments and the closing of redundant and underutilized facilities as well as the write-off of development costs incurred on systems abandoned during the quarter.

The after tax impact of these combined charges decreased net earnings for the nine months ended September 30, 2010, by $19.1 million and diluted earnings per share by $0.18 ($19.1 million divided by 105.4 million shares).

2)
During the third quarter of 2009, the Company recorded a charge of approximately $2.7 million representing fees and expenses associated with its acquisition of Monogram Biosciences. The after tax impact of this charge reduced net earnings for the three months ended September 30, 2009, by $1.6 million and diluted earnings per share by $0.01 ($1.6 million divided by 108.8 million shares).

During the second quarter of 2009, the Company recorded net charges of approximately $10.2 million ($6.1 million after tax) related to actions directed at reducing the Company’s redundant and underutilized facilities along with the related work force.

The after tax impact of these combined charges reduced net earnings for the nine months ended September 30, 2009, by $7.7 million and diluted earnings per share by $0.07 for the nine months ended September 30, 2009 ($7.7 million divided by 109.1).

###